Exhibit 99.2

Astronics Corporation
Unaudited Pro Forma Condensed Consolidated Financial Information

On February 13, 2019, Astronics Corporation (the "Company") completed the previously announced divestiture of its semiconductor test business to Advantest Test Solutions, Inc., pursuant to the terms of an Asset Purchase Agreement (the "Agreement"), dated February 13, 2019, by and among Astronics Test Systems Inc. ("ATS"), the Company and Advantest Test Solutions, Inc.

The following unaudited pro forma consolidated statements of operations of the Company for the fiscal year ended December 31, 2017 and the nine-month period ended September 29, 2018 are presented as if the divestiture had occurred as of January 1, 2017. The following unaudited pro forma consolidated balance sheet as of September 29, 2018 assumes that the divestiture occurred on September 29, 2018, the Company's latest balance sheet date.

The unaudited statements are presented based on information currently available, are intended for informational purposes only, and do not purport to represent what the Company's financial position and results of operations actually would have been had the divestiture occurred on the dates indicated, or to project the Company's financial performance for any future period. The unaudited statements also do not reflect any actions that may be undertaken by the Company after the divestiture.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the audited consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Form 10-K for the fiscal year ended December 31, 2017, and the unaudited condensed consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Form 10-Q for the period ended September 29, 2018.

The Historical column in the Unaudited Condensed Pro Forma Consolidated Statement of Operations and in the Unaudited Pro Forma Consolidated Balance Sheet reflects the Company's historical financial statements for the periods presented and does not reflect any adjustments related to the divestiture and related events.

The Adjustments column in the Unaudited Condensed Pro Forma Consolidated Statements reflects pro forma adjustments which are further described in the accompanying notes.

Exhibit 99.2
Astronics Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended September 29, 2018

(In thousands, except per share data)	As Reported Historical Astronics	Pro Forma Adjustments	Notes	Pro Forma
Sales	$600,339	$(69,097)	a	$531,242
Cost of Products Sold	467,315	(47,042)	a	420,273
Gross Profit	133,024	(22,055)		110,969
Selling, General and Administrative Expenses	87,919	(1,997)	a	85,922
Income from Operations	45,105	(20,058)		25,047
Other Expense, Net of Other Income	1,091	(533)	f	558
Interest Expense, Net of Interest Income	7,326	—		7,326
Income Before Income Taxes	36,688	(19,525)		17,163
Provision for (Benefit from) Income Taxes	2,370	(5,174)	e	(2,804)
Net Income	$34,318	$(14,351)		$19,967

Basic Earnings Per Share	$1.06	$(.44)	g	$.62
Diluted Earnings Per Share	$1.04	$(.43)	g	$.61

See accompanying notes to the unaudited pro forma consolidated financial information.

Exhibit 99.2
Astronics Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Fiscal Year Ended December 31, 2017

(In thousands, except per share data)	Historical	Adjustments	Notes	Pro Forma
Sales	$624,464	$(25,932)	a	$598,532
Cost of Products Sold	487,351	(20,814)	a	466,537
Gross Profit	137,113	(5,118)		131,995
Impairment Loss	16,237	—		16,237
Selling, General and Administrative Expenses	89,284	(2,247)	a	87,037
Income from Operations	31,592	(2,871)		28,721
Other Expense, Net of Other Income	1,232	(710)	f	522
Interest Expense, Net of Interest Income	5,369	—		5,369
Income Before Income Taxes	24,991	(2,161)		22,830
Provision for Income Taxes	5,312	(858)	e	4,454
Net Income	$19,679	$(1,303)		$18,376

Basic Earnings Per Share	$.60	$(.04)	g	$.56
Diluted Earnings Per Share	$.58	$(.04)	g	$.54

See accompanying notes to the unaudited pro forma consolidated financial information.

Exhibit 99.2
Astronics Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 29, 2018

(In thousands)	Historical	Adjustments	Notes		Pro Forma
ASSETS
Current Assets:
Cash and Cash Equivalents	$4,893	$103,500	c		$108,393
Accounts Receivable, Net of Allowance for Doubtful Accounts	189,110	—			189,110
Inventories	154,870	(16,687)	b		138,183
Prepaid Expenses and Other Current Assets	17,155	(576)	b		16,579
Total Current Assets	366,028	86,237			452,265
Net Property, Plant and Equipment	124,652	(3,764)	b		120,888
Other Assets	21,893	1,371	b, h		23,264
Intangible Assets, Net of Accumulated Amortization	138,347	(727)	b		137,620
Goodwill	125,136	—			125,136
TOTAL ASSETS	$776,056	$83,117			$859,173
LIABILITIES AND EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$1,965	$—			$1,965
Accounts Payable	42,184	—			42,184
Accrued Expenses and Other Current Liabilities	43,338	25,443	e		68,781
Customer Advanced Payments and Deferred Revenue	30,186	(2,691)	b		27,495
Total Current Liabilities	117,673	22,752			140,425
Long-term Debt	257,680	—			257,680
Other Liabilities	31,258	—			31,258
Total Liabilities	406,611	22,752			429,363
Shareholders’ Equity:
Common Stock	341	—			341
Accumulated Other Comprehensive Loss	(15,425)	—			(15,425)
Other Shareholders' Equity	384,529	60,365	d		444,894
Total Equity	369,445	60,365		0	429,810
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$776,056	$83,117			$859,173

See accompanying notes to the unaudited pro forma consolidated financial information.

Exhibit 99.2

Astronics Corporation
Notes to Unaudited Condensed Pro Forma Consolidated Financial Information

Note 1. Basis of Presentation

The historical consolidated financial statements of Astronics Corporation have been adjusted in the pro forma consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the divestiture, (2) factually supportable and (3) with respect to the pro forma consolidated statement of operations, expected to have a continuing impact on the consolidated results following the divestiture.

The pro forma consolidated financial statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the divestiture occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Company exclusive of the semiconductor test business. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Earnings per share for all periods are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 12, 2018.

Note 2. Other Pro Forma Adjustments

(a) Reflects adjustments to eliminate semiconductor test revenue and direct costs related to manufacturing of product for semiconductor test customers and servicing of extended warranties. Costs include engineering and development costs directly related to the semiconductor test business. Only costs that are directly attributable to the divestiture are included in pro forma financial information. There are significant indirect costs, overheads, and other general and administrative costs that are not included in the pro forma adjustments presented, as such functions benefit all operations and products within the Test Systems segment and cannot be allocated in a matter which is factually supportable. Additionally, pro forma costs do not include expected costs savings initiatives that may be undertaken following the completion of the transaction.

(b) Represents the sale of assets and liabilities related to the semiconductor test business, including associated deferred tax balances.

(c) This adjustment represents the receipt of cash consideration at the closing of the transaction. Cash received consisted of $100 million cash at closing plus approximately $3.5 million for the purchase of certain inventory. No adjustment has been made to pro forma interest expense to reflect any repayment of outstanding debt for which the Company intends to use the proceeds from the divestiture. No adjustment has been made to the sale proceeds of $103.5 million to give effect to any potential post-closing earn-out proceeds under the terms of the Agreement.

(d) This adjustment reflects the gain, net of estimated taxes, of approximately $60.4 million arising from the transaction as of September 29, 2018. This estimated gain has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature. No adjustment has been made to the sale proceeds of $103.5 million to give effect to any potential post-closing earn-out proceeds under the terms of the Agreement.

(e) Reflects the income tax effect of all pro forma adjustments based on the statutory tax rates in effect for the nine months ended September 28, 2018 and the year ended December 31, 2017.

(f) This adjustment reflects the impact of rental income to be received from the purchaser.

(g) The historically presented number of weighted average common shares outstanding used to compute historical and pro forma basic and diluted earnings per common share have only been adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders on record on October 12, 2018. No equity was issued in connection with this transaction.

(h) Historical amount includes net deferred tax assets for ATS. The assets and liabilities being sold have associated net deferred tax liabilities. The pro forma adjustment to add back to net deferred tax assets results from the removal of the net deferred tax liabilities associated with the assets and liabilities being sold.